Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:   James W. Dean, Director, Investor Relations

 Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION

ANNOUNCES THIRD QUARTER 2007 RESULTS

NEW RECORDS FOR QUARTERLY OPERATING CASH FLOW AND OIL AND GAS PRODUCTION

RADNOR, PA (BusinessWire) October 31, 2007 – Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended September 30, 2007 and provided an update of full-year 2007 guidance.

Third Quarter Highlights

Operational and financial results for the third quarter of 2007, with comparisons to results for the third quarter of 2006, included the following:

•

Eighth straight quarterly record for oil and gas production of 11.1 billion cubic feet of natural gas equivalent (Bcfe), or 120.7 million cubic feet of natural gas equivalent (MMcfe) per day, a 40 percent increase as compared to 7.9 Bcfe, or 86.0 MMcfe per day;

•	Record operating cash flow, a non-GAAP (generally accepted accounting principles) measure, of $78.9 million as compared to $66.6 million;

•	Operating income of $51.9 million, as compared to $44.6 million;

•	Net income of $17.1 million, or $0.45 per diluted share, as compared to $22.9 million, or $0.61 per diluted share; and

•

Adjusted net income, a non-GAAP measure which excludes the effects of a non-cash change in derivatives fair value, of $18.7 million, or $0.49 per diluted share, as compared to $14.2 million, or $0.38 per diluted share.

A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

The overall increase in operating income for the quarter over third quarter 2006 resulted from a $9.1 million, or 50 percent, increase in operating income from the oil and gas segment and a $2.9 million, or 26 percent, increase in operating income from the natural gas midstream segment. The increase in oil and gas segment operating income was due primarily to an increase in oil and gas revenues resulting from a 40 percent oil and gas production increase and from a gain on the sale of working interests. These increases in operating income were partially offset by a $1.0 million, or six percent, decrease in operating income from the coal and natural resource management segment, an increase in operating expenses related to the production increase, a nine percent decrease in natural gas prices and a $3.7 million increase in corporate expenses, resulting primarily from an increase in staffing and benefits, general and administrative (G&A) expense for PVG (defined below) that were not incurred in the prior year quarter and the granting of stock-based compensation in 2007.

The decrease in net income was primarily due to an unfavorable change in the valuation of unrealized derivative positions and an increase in interest expense, partially offset by the increase in operating income and a decrease in minority interest and income tax expense.

Management Comment

A. James Dearlove, President and Chief Executive Officer of PVA, said, “We are pleased with the performance of our oil and gas operations which delivered a 40 percent production increase over the prior year quarter and a 10 percent sequential production increase over the prior quarter. As a result of our record oil and natural gas production in the first nine months of 2007, we have increased our full-year 2007 oil and gas production guidance.

“Our results benefited from accelerated drilling activity and the strategic acquisitions we completed during the year, with year-over-year production increases in quarterly production in all five of our core operating areas. The production increases were the highest in the Mid-Continent, Cotton Valley and the Selma Chalk, which were up 130 percent, 77 percent and 29 percent, and we also began to benefit from restored Appalachian production, which increased four percent over the prior year quarter and seven percent over the second quarter of 2007.

“In the Cotton Valley, where production increased 27 percent from the prior quarter, we continue to make progress in hooking up recently completed wells and have added a sixth drilling rig to drill mainly 100 percent working interest wells in our new Woodlawn Field acreage. We anticipate continued growth in the Cotton Valley and expect it to become our leading production area during 2008. In Mississippi, we have recently shifted from drilling solely vertical Selma Chalk wells, which have been attractive, to a combination of both vertical and horizontal drilling.

“In the Mid-Continent, we continue our Hartshorne horizontal coalbed methane (HCBM) drilling efforts, which have delivered solid growth, and have recently added acreage, and we continue to explore the Fayetteville Shale and test horizontal Granite Wash wells. In addition, we expect to begin Woodford / Caney shale exploration in 2008. In Appalachia, we are currently utilizing two rigs to drill multi-lateral HCBM wells and expect continued production growth from these efforts. During the third quarter, we reported a 10 percent production decrease in the Gulf Coast from the prior quarter due to the normal declines, including in our recently successful south Louisiana wells. The region continues to exceed our production estimates and we anticipate additional drilling in south Louisiana and south Texas during 2008.

“The natural gas midstream segment (PVR Midstream) for Penn Virginia Resource Partners, L.P. (NYSE: PVR) experienced a strong increase in operating income and cash flow in the third quarter of 2007 as compared to the prior year quarter. Third quarter 2007 processing margins increased from high levels in the third quarter of 2006 as the fractionation or “frac” spread – which is the difference between the price of natural gas liquids (NGLs) sold and the cost of natural gas purchased on a per MMBtu basis – was at record high levels in our areas of operation and has remained there into the fourth quarter. In PVR’s coal and natural resource management segment (PVR Coal & NRM), production by our lessees remained strong and was highlighted by an increase in Illinois Basin lessee production during the third quarter due to contributions from recent acquisitions in that region. In addition, during the third and fourth quarters of 2007, PVR Coal & NRM completed approximately $124 million in acquisitions of forestlands and oil and gas royalties in Appalachia. The overall market for coal has improved during 2007 as spot prices have increased, primarily due to a reduction in utilities’ coal stockpiles as well as increased exports of Appalachian coal.

“The pretax value of our 82 percent stake in Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and largest limited partner of Penn Virginia Resource Partners, L.P. (NYSE: PVR), has increased by approximately $542 million, or approximately $14.30 per PVA share, since its initial public offering in December 2006. Considering the increased market value of PVG and the approximate $39 million current annualized run rate of distributions that we receive from PVG, we are very pleased with the performance of this investment.

“We look forward to continued growth in the fourth quarter of 2007, and believe that we have the proper strategies in place at each business segment and the financial strength to achieve that growth.”

Oil and Gas Segment Review

Oil and gas production grew 40 percent from 7.9 Bcfe in the third quarter of 2006 to a record 11.1 Bcfe in third quarter of 2007, the eighth straight quarterly record for oil and gas production. See today’s separate operational update news release for a more detailed discussion of third quarter 2007 drilling and production operations for the oil and gas business segment.

Oil and gas operating income for the third quarter of 2007 was $27.2 million, or 50 percent higher as compared to $18.1 million in the third quarter of 2006. Total oil and gas revenues increased by 29 percent from $56.5 million in the third quarter of 2006 to $72.9 million in the third quarter of 2007. The increase in revenues was primarily attributable to the production increase, partially offset by a nine percent decrease in the realized natural gas price. In addition, other revenues increased by $12.0 million primarily due to a $12.3 million gain on the sale in September 2007 of non-operated working interests in oil and gas properties.

Total oil and gas segment expenses increased 51 percent to $58.2 million, or $5.24 per thousand cubic feet of natural gas equivalent (Mcfe) produced, in the third quarter of 2007 from $38.8 million, or $4.91 per Mcfe produced, in the third quarter of 2006, as discussed below:

•

Cash operating expenses, which include operating expense, taxes other than income and G&A expense, increased to $20.8 million, or $1.87 per Mcfe produced, in the third quarter of 2007 from $12.8 million, or $1.62 per Mcfe produced, in the third quarter of 2006 and $18.2 million, or $1.89 per Mcfe produced, in the second quarter of 2007. The increase was due primarily to the production increase and the increases in taxes other than income and operating expense per unit of production as discussed below:

—	Operating expense increased to $12.2 million, or $1.10 per Mcfe produced, in the third quarter of 2007 from $7.9 million, or $1.00 per Mcfe produced, in the prior year quarter. In addition to a general increase in oilfield service costs and activity in all operating areas, the increase was due to the production increase and additional expense in a number of operating areas related to workovers, water disposal and other operating activity;

—	Taxes other than income increased to $4.4 million, or $0.39 per Mcfe produced, in the third quarter of 2007 from $1.8 million, or $0.22 per Mcfe produced, in the prior year quarter. The increase per Mcfe produced was primarily due to a severance tax refund in east Texas and property tax adjustments in West Virginia in the prior year quarter; and

—	G&A expense increased to $4.1 million, or $0.37 per Mcfe produced, in the third quarter of 2007 from $3.2 million, or $0.40 per Mcfe produced, in the prior year quarter. The increase was due primarily to an increase in staffing and benefits costs related to an expansion of operations across the oil and gas segment as the result of increased drilling activity and acquisitions.

•

Exploration expense increased two percent to $12.9 million in the third quarter of 2007 from $12.7 million in the prior year quarter. Approximately $3.5 million of expense in the third quarter of 2007 was attributable to a dry hole in south Louisiana (Cotton Land #2, Bayou Postillion).

•

Impairment charges increased to $2.4 million in the third quarter of 2007 from zero in the prior year quarter. The impairment charges related to changes in reserve estimates for several smaller fields in Louisiana and the Mid-Continent region.

•

Depletion, depreciation and amortization (DD&A) expense increased to $22.2 million, or $2.00 per Mcfe produced, in the third quarter of 2007 from $13.4 million, or $1.69 per Mcfe produced, in the prior year quarter. The increase was primarily due to the production increase and the increase in the average depletion rate related to a greater percentage of production from higher-cost Cotton Valley and HCBM wells.

Coal and Natural Resource Management Segment Review (PVR)

Third quarter 2007 operating income for PVR Coal & NRM was $17.7 million, or six percent lower than the $18.8 million in the prior year quarter. Revenues decreased five percent to $28.4 million in the third quarter of 2007 from $29.9 million in the prior year quarter, including an eight percent decrease in coal royalty revenue to $24.4 million in the third quarter of 2007 from $26.6 million in the prior year quarter. Coal production by PVR’s lessees of 8.8 million tons in the third quarter of 2007 was unchanged from the prior year quarter. The mix of production shifted from the prior year quarter, with higher lessee production in the Illinois Basin, the San Juan Basin and northern Appalachia, offset by lower lessee production in central Appalachia.

The decrease in coal royalty revenue for the third quarter of 2007 was primarily due to a decrease in lessee production in relatively higher royalty rate central Appalachia, which was mainly due to the movement of a longwall mining operation off of a subleased PVR property during the quarter. This longwall movement is also expected to reduce lessee coal production in central Appalachia in the fourth quarter of 2007. In addition, PVR expects northern Appalachian production to decrease in the fourth quarter of 2007, as the startup of a new panel in a lessee’s longwall operation has been delayed pending completion of development work. Despite these developments, PVR expects overall lessee production to remain within previously provided guidance for 2007. Primarily due to the combination of increased production in the relatively lower royalty rate Illinois Basin and reduced production in central Appalachia, the average coal royalty per ton decreased nine percent from $3.03 in the third quarter of 2006 to $2.76 in the third quarter of 2007. Net of coal royalties expense, the average coal royalty per ton decreased $0.05, or two percent, from $2.70 in the third quarter of 2006 to $2.65 in the third quarter of 2007. The decrease in coal royalty revenue was partially offset by a 29 percent increase in coal services revenue and a 15 percent increase in other revenues, which are expected to increase due to recent acquisitions of forestlands and oil and gas royalties.

Expenses decreased four percent from $11.1 million in the third quarter of 2006 to $10.7 million in the third quarter of 2007. The decrease was primarily due to a $1.9 million decrease in coal royalties expense as a result of lower production from the subleased property in central Appalachia, partially offset by a $0.6 million increase in other operating expense, primarily due to an increase in mine maintenance and core-hole drilling expenses in central Appalachia and the Illinois Basin, a $0.5 million increase in G&A expense, largely related to increased staffing costs, and a $0.3 million increase in DD&A expense, primarily due to the construction and acquisition of coal services facilities.

Natural Gas Midstream Segment Review (PVR)

Third quarter 2007 operating income for PVR Midstream increased 26 percent to $14.1 million from $11.1 million in the prior year quarter. System throughput volumes at PVR’s gas processing plants and gathering systems increased eight percent to 17.8 Bcf, or approximately 194 MMcf per day, in the third quarter of 2007 from 16.6 Bcf, or approximately 180 MMcf per day, in the prior year quarter. The increase in system throughput volumes was primarily due to a short-term gathering contract that was entered into and completed during the third quarter of 2007.

The gross midstream processing margin increased 18 percent to $24.2 million, or $1.35 per Mcf, in the third quarter of 2007, from $20.5 million, or $1.24 per Mcf, in the prior year quarter. Adjusted for the cash impact of derivatives, the gross midstream processing margin increased 48 percent to $20.8 million, or $1.16 per Mcf, in the third quarter of 2007, from $14.0 million, or $0.85 per Mcf, in the prior year quarter. The increase in the gross midstream processing margin was primarily the result of a higher frac spread caused by higher NGL sale prices and lower natural gas purchase costs in the third quarter of 2007 relative to the third quarter of 2006, along with the increase in system throughput volumes. Additionally, producer services revenue increased by $0.6 million, or 78 percent, during the third quarter of 2007 as compared to the prior year quarter.

Expenses, other than the cost of midstream gas purchased, increased by $1.4 million, or 13 percent, during the third quarter of 2007 as compared to the prior year quarter primarily due to a $0.6 million increase in G&A expense, largely due to increased staffing costs, and a $0.5 million increase in DD&A expense, due to acquisitions and gathering system construction.

Partnership Distributions and Consolidated Financial Statements

As previously announced, on November 19, 2007, PVG will pay to unitholders of record as of November 5, 2007 a quarterly cash distribution covering the period July 1 through September 30, 2007 in the amount of $0.30 per unit, or an annualized rate of $1.20 per unit. This annualized distribution represents a $0.08 per unit, or seven percent, increase over the annualized distribution of $1.12 per unit paid in the prior quarter.

As the result of PVG’s distribution increase, PVA will receive a cash distribution of approximately $9.6 million in the fourth quarter of 2007.

PVA is the largest unitholder of PVG and reports its financial results on a consolidated basis with the financial results of PVG. Similarly, PVG owns PVR’s general partner, including the incentive distribution rights, and is PVR’s largest limited partner unitholder, and reports its financial results on a consolidated basis with the financial results of PVR. PVG currently has no separate operating activities apart from those conducted by PVR and derives its cash flow solely from cash distributions received from PVR.

A conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” section of this release. Using the equity method, PVG’s results are reduced to a few line items and the results from oil and gas operations and corporate are therefore highlighted. Management believes that this is useful since the oil and gas and corporate segments provide a majority of the cash flow from operations generated by PVA, as compared to distributions PVA receives from PVG and PVR. Management believes that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies.

Capital Resources and Impact of Derivatives

As of September 30, 2007, PVA had borrowed $414.5 million under its revolving credit facility as compared to $221.0 million at December 31, 2006. The increase in borrowings was primarily due to higher spending to fund PVA’s oil and gas capital expenditures and acquisitions in the first nine months of 2007. PVR’s outstanding borrowings as of September 30, 2007 were $364.2 million, including $12.6 million of senior unsecured notes classified as current portion of long-term debt, an increase from $218.0 million as of December 31, 2006. The increase was primarily due to higher spending to fund PVR’s coal reserve and forestland acquisitions and natural gas midstream capital expenditures. Consolidated interest expense increased $3.7 million from $7.1 million in the third quarter of 2006 to $10.8 million in the third quarter of 2007, due primarily to the higher weighted average level of outstanding borrowings during the third quarter of 2007 as compared to the third quarter of 2006.

PVA reported a derivative loss of $4.5 million the third quarter of 2007, as compared to a gain of $17.9 million for the same period of 2006, primarily due to a $17.1 million decrease in the fair value, on a “mark-to-market,” basis of open natural gas midstream hedging positions. Cash settlements of derivatives during the third quarter of 2007 resulted in net cash receipts of $0.6 million, compared to $4.2 million of net cash payments in the prior year period. The increase in net cash receipts was primarily due to $5.3 million of net cash receipts from oil and gas hedging positions, partially offset by net cash payments of $4.7 million from natural gas midstream hedging positions.

See the Guidance Table included in this release for detail of derivative positions as of September 30, 2007.

Guidance for 2007

See the Guidance Table included in this release for guidance estimates for full-year 2007. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s and PVR’s operating environments change.

2007 Third Quarter Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss third quarter 2007 financial and operational results for PVA, is scheduled for Thursday, November 1, 2007 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVA’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until November 15, 2007 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #257715. An on-demand replay of the conference call will be available at PVA’s website beginning shortly after the call.

******

Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the Appalachian Basin, the Cotton Valley play in east Texas, the Selma Chalk play in Mississippi, the Mid-Continent region and the Gulf Coast of Louisiana and Texas. PVA also owns approximately 82 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal and natural resource properties and related assets and the operator of a midstream natural gas gathering and processing business. For more information, please visit PVA’s website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, crude oil, NGLs and coal; the cost of finding and successfully developing oil and gas reserves; our ability to acquire new oil and gas reserves and the price for which such reserves can be acquired; energy prices generally and specifically, the price of natural gas, crude oil, NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and crude oil; the projected demand for natural gas, crude oil, NGLs and coal; the projected supply of natural gas, crude oil, NGLs and coal; the availability of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; non-performance by third party operators in wells in which we own an interest; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differs from estimated recoverable proved oil and gas reserves and coal reserves; PVR’s ability to generate sufficient cash from its midstream and coal and natural resource management businesses to pay the minimum quarterly distribution to its general partner and its unitholders; hazards or operating risks incidental to our business and to PVR’s coal or midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets on satisfactory terms; the price for which PVR can acquire coal reserves; PVR’s ability to continually find and contract for new sources of natural gas supply for its midstream business; PVR’s ability to retain existing or acquire new natural gas midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from its reserves; PVR’s exposure to the credit risk of its coal lessees and natural gas midstream customers; hazards or operating risks incidental to natural gas midstream operations; unanticipated geological problems; the dependence of PVR’s natural gas midstream business on having connections to third party pipelines; the occurrence of unusual weather or operating conditions including force majeure events; the failure of equipment or processes to operate in accordance with specifications or expectations; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our oil and natural gas production and PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including their ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its natural gas midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; changes in financial market conditions; and PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION
OPERATIONS SUMMARY

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Production
Natural gas (MMcf)	10,406	7,332	27,872	21,009
Oil and condensate (MBbls)	116	97	336	283
Total oil, condensate and natural gas production (MMcfe)	11,102	7,914	29,888	22,707
Coal royalty tons (thousands)	8,842	8,781	25,186	24,467
Midstream system throughput volumes (MMcf)	17,844	16,586	50,763	45,234

Prices and margin
Natural gas ($/Mcf)	$6.28	$6.89	$6.96	$7.63
Oil and condensate ($/Bbl)	$65.42	$61.48	$54.89	$57.87
Average gross coal royalty ($/ton)	$2.76	$3.03	$2.92	$3.00
Gross midstream processing margin (in thousands)	$24,178	$20,537	$59,095	$50,725

CONSOLIDATED STATEMENTS OF EARNINGS—unaudited
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Natural gas	$65,310	$50,540	$193,961	$160,384
Oil and condensate	7,589	5,964	18,443	16,378
Natural gas midstream	100,370	100,809	310,095	305,340
Coal royalties	24,426	26,612	73,455	73,288
Gain on the sale of properties	12,312	—	12,436	—
Other	5,751	4,468	16,036	13,060

Total revenues	215,758	188,393	624,426	568,450

Expenses
Cost of midstream gas purchased	76,192	80,272	251,000	254,615
Operating	17,602	14,259	47,557	33,440
Exploration	12,873	12,660	23,610	26,061
Taxes other than income	5,156	2,322	15,995	11,217
General and administrative	16,439	10,900	46,539	33,287
Impairment of oil and gas properties	2,405	—	2,405	—
Depreciation, depletion and amortization	33,207	23,336	89,823	66,581

Total expenses	163,874	143,749	476,929	425,201

Operating income	51,884	44,644	147,497	143,249

Other income (expense)
Interest expense	(10,843)	(7,108)	(25,878)	(17,292)
Derivatives	(4,455)	17,940	(22,068)	11,403
Other	576	379	2,536	1,138

Income before minority interest and income taxes	37,162	55,855	102,087	138,498
Minority interest	9,135	18,539	27,659	31,187
Income tax expense	10,913	14,435	29,033	42,105

Net income	$17,114	$22,881	$45,395	$65,206

Per share data

Net income per share, basic	$0.45	$0.61	$1.20	$1.75

Net income per share, diluted (a)	$0.45	$0.61	$1.19	$1.73

Weighted average shares outstanding, basic	37,898	37,358	37,748	37,316
Weighted average shares outstanding, diluted	38,213	37,790	38,045	37,744

(a)	The diluted EPS numerator includes an adjustment for the dilutive effect of PVR’s net income.

PENN VIRGINIA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets	$181,351	$192,383
Net property and equipment	1,775,083	1,358,383
Other assets	90,122	82,383

Total assets	$2,046,556	$1,633,149

Liabilities and Shareholders’ Equity
Current liabilities	$186,216	$172,690
Long-term debt	414,500	221,000
Long-term debt of Penn Virginia Resource Partners, L.P.	351,618	207,214
Other liabilities and deferred taxes	231,332	211,448
Minority interest—(a)	189,820	438,372
Shareholders’ equity—(a)	673,070	382,425

Total liabilities and shareholders’ equity	$2,046,556	$1,633,149

(a)	The decrease in minority interest and corresponding increase in shareholders’ equity is primarily due to a gain recognized on the sale of PVR’s common units in its initial public offering in 2001 and each subsequent PVR equity issuance to third parties. In accordance with SEC Staff Accounting Bulletin No. 51, PVA deferred recognition of the gain until all PVR junior securities converted to common units in May 2007.

CONSOLIDATED STATEMENTS OF CASH FLOWS—unaudited
(in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Operating Activities
Net income	$17,114	$22,881	$45,395	$65,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	33,207	23,336	89,823	66,581
Commodity derivative contracts:
Total derivative losses (gains)	6,053	(17,675)	25,569	(10,042)
Cash receipts (payments) to settle derivatives for period	586	(4,216)	2,281	(10,433)
Deferred income taxes	9,218	13,248	21,902	32,071
Minority interest	9,135	18,539	27,659	31,187
Gain on sale of properties	(12,312)	—	(12,436)	—
Impairment of oil and gas properties	2,405	—	2,405	—
Dry hole and unproved leasehold expense	11,991	9,566	20,707	17,925
Other	1,523	919	2,918	5,483

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	78,920	66,598	226,223	197,978
Changes in operating assets and liabilities	(2,736)	(19,437)	(17,242)	(917)

Net cash provided by operating activities	76,184	47,161	208,981	197,061

Investing Activities
Proceeds from sale of property and equipment	29,142	30	29,385	2,505
Acquisitions	(162,794)	(6,816)	(239,018)	(171,479)
Additions to property and equipment	(109,685)	(76,700)	(308,987)	(182,239)

Net cash used in investing activities	(243,337)	(83,486)	(518,620)	(351,213)

Financing Activities
Dividends paid	(2,130)	(2,101)	(6,370)	(6,298)
Distributions paid to minority interest holders	(12,937)	(9,827)	(36,402)	(28,144)
Proceeds from issuance of partners’ capital by PVG	—	—	860	—
Net proceeds from (repayments of) PVA borrowings	86,000	35,000	193,500	101,000
Net proceeds from (repayments of) PVR borrowings	89,000	10,000	146,000	71,500
Other	(188)	1,833	6,516	2,567

Net cash provided by financing activities	159,745	34,905	304,104	140,625

Net decrease in cash and cash equivalents	(7,408)	(1,420)	(5,535)	(13,527)
Cash and cash equivalents-beginning balance	22,211	13,806	20,338	25,913

Cash and cash equivalents-ending balance	$14,803	$12,386	$14,803	$12,386

PENN VIRGINIA CORPORATION
QUARTERLY SEGMENT INFORMATION - unaudited
(Dollars in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe)*
Three Months Ended September 30, 2007

Production
Total oil, condensate and gas (MMcfe)	11,102
Natural gas (MMcf)	10,406
Crude oil and condensate (MBbls)	116
Coal royalty tons (thousands of tons)			8,842
Midstream system throughput volumes (MMcf)				17,844

Revenues
Natural gas	$65,310	$6.28	$—	$—	$—	$65,310
Oil and condensate	7,589	65.42	—	—	—	7,589
Natural gas midstream	—	—	—	100,370	—	100,370
Coal royalties	—	—	24,426	—	—	24,426
Gain on the sale of properties	12,312	—	—	—	—	12,312
Other	120	—	3,990	1,418	223	5,751

Total revenues	85,331	7.69	28,416	101,788	223	215,758

Expenses
Cost of midstream gas purchased	—	—	—	76,192	—	76,192
Coal royalties expense	—	—	979	—	—	979
Other operating expense	12,247	1.10	1,020	3,225	131	16,623
Exploration	12,873	1.16	—	—	—	12,873
Taxes other than income	4,380	0.39	242	424	110	5,156
General and administrative	4,124	0.37	2,630	3,076	6,609	16,439
Impairment of oil and gas properties	2,405	0.22	—	—	—	2,405
Depreciation, depletion and amortization	22,152	2.00	5,833	4,812	410	33,207

Total expenses	58,181	5.24	10,704	87,729	7,260	163,874

Operating income (loss)	$27,150	$2.45	$17,712	$14,059	$(7,037)	$51,884

Additions to property and equipment and acquisitions	$166,500		$93,449	$10,755	$1,775	$272,479

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe)*
Three Months Ended September 30, 2006

Production
Total oil, condensate and gas (MMcfe)	7,914
Natural gas (MMcf)	7,332
Crude oil and condensate (MBbls)	97
Coal royalty tons (thousands of tons)			8,781
Midstream system throughput volumes (MMcf)				16,586

Revenues
Natural gas	$50,540	$6.89	$—	$—	$—	$50,540
Oil and condensate	5,964	61.48	—	—	—	5,964
Natural gas midstream	—	—	—	100,809	—	100,809
Coal royalties	—	—	26,612	—	—	26,612
Other	402	—	3,278	795	(7)	4,468

Total revenues	56,906	7.19	29,890	101,604	(7)	188,393

Expenses
Cost of midstream gas purchased	—	—	—	80,272	—	80,272
Coal royalties expense	—	—	2,893	—	—	2,893
Other operating expense	7,882	1.00	447	3,038	(1)	11,366
Exploration	12,660	1.60	—	—	—	12,660
Taxes other than income	1,750	0.22	154	329	89	2,322
General and administrative	3,181	0.40	2,095	2,504	3,120	10,900
Depreciation, depletion and amortization	13,365	1.69	5,551	4,313	107	23,336

Total expenses	38,838	4.91	11,140	90,456	3,315	143,749

Operating income (loss)	$18,068	$2.28	$18,750	$11,148	$(3,322)	$44,644

Additions to property and equipment and acquisitions	$70,558		$5,735	$6,036	$1,187	$83,516

* Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION
YEAR-TO-DATE SEGMENT INFORMATION - unaudited
(Dollars in thousands except where noted)

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe)*
Nine Months Ended September 30, 2007

Production
Total oil, condensate and gas (MMcfe)	29,888
Natural gas (MMcf)	27,872
Crude oil and condensate (MBbls)	336
Coal royalty tons (thousands of tons)			25,186
Midstream system throughput volumes (MMcf)				50,763

Revenues
Natural gas	$193,961	$6.96	$—	$—	$—	$193,961
Oil and condensate	18,443	54.89	—	—	—	18,443
Natural gas midstream	—	—	—	310,095	—	310,095
Coal royalties	—	—	73,455	—	—	73,455
Gain on the sale of properties	12,239	—	198	—	—	12,436
Other	868	—	11,657	3,143	367	16,036

Total revenues	225,511	7.55	85,310	313,238	367	624,426

Expenses
Cost of midstream gas purchased	—	—	—	251,000	—	251,000
Coal royalties expense	—	—	4,582	—	—	4,582
Other operating expense	31,190	1.04	2,086	9,567	132	42,975
Exploration	23,610	0.79	—	—	—	23,610
Taxes other than income	13,249	0.44	832	1,280	634	15,995
General and administrative	11,026	0.37	7,989	9,119	18,405	46,539
Impairment of oil and gas properties	2,405	0.08	—	—	—	2,405
Depreciation, depletion and amortization	58,628	1.96	16,643	13,957	595	89,823

Total expenses	140,108	4.69	32,132	284,923	19,766	476,929

Operating income (loss)	$85,403	$2.86	$53,178	$28,315	$(19,399)	$147,497

Additions to property and equipment and acquisitions	$367,558		$146,915	$28,619	$4,913	$548,005

	Oil and Gas		Coal and Natural Resource Management	Natural Gas Midstream	Other	Consolidated
	Amount	(per Mcfe)*
Nine Months Ended September 30, 2006

Production
Total oil, condensate and gas (MMcfe)	22,707
Natural gas (MMcf)	21,009
Crude oil and condensate (MBbls)	283
Coal royalty tons (thousands of tons)			24,467
Midstream system throughput volumes (MMcf)				45,234

Revenues
Natural gas	$160,384	$7.63	$—	$—	$—	$160,384
Oil and condensate	16,378	57.87	—	—	—	16,378
Natural gas midstream	—	—	—	305,340	—	305,340
Coal royalties	—	—	73,288	—	—	73,288
Other	1,521	—	9,827	1,666	46	13,060

Total revenues	178,283	7.85	83,115	307,006	46	568,450

Expenses
Cost of midstream gas purchased	—	—	—	254,615	—	254,615
Coal royalties expense	—	—	4,411	—	—	4,411
Other operating expense	19,488	0.86	1,152	8,387	2	29,029
Exploration	26,061	1.15	—	—	—	26,061
Taxes other than income	9,162	0.40	565	1,054	436	11,217
General and administrative	8,649	0.38	6,794	8,209	9,635	33,287
Depreciation, depletion and amortization	38,755	1.71	15,050	12,451	325	66,581

Total expenses	102,115	4.50	27,972	284,716	10,398	425,201

Operating income (loss)	$76,168	$3.35	$55,143	$22,290	$(10,352)	$143,249

Additions to property and equipment and acquisitions (1)	$243,016		$80,902	$27,577	$2,223	$353,718

* Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

(1) Oil and gas segment excludes noncash expenditures of $32.8 million.

PENN VIRGINIA CORPORATION
RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$76,184	$47,161	$208,981	$197,061
Adjustments:
Changes in operating assets and liabilities	2,736	19,437	17,242	917

Operating cash flow (see Note 1 below)	$78,920	$66,598	$226,223	$197,978

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$17,114	$22,881	$45,395	$65,206
Adjustments for derivatives:
Derivative losses included in operating income	1,597	265	3,500	1,361
Derivative losses included in other income	4,456	(17,940)	22,069	(11,403)
Cash receipts (payments) to settle derivatives for period	586	(4,216)	2,281	(10,433)
Impact of adjustments on minority interest	(4,115)	7,578	(8,801)	1,447
Impact of adjustments on income tax expense	(968)	5,615	(7,429)	7,459

Net income as adjusted (see Note 2 below)	$18,670	$14,183	$57,015	$53,637

Note 1—Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because PVA believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). PVA believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, or a measure of liquidity or as an alternative to net income.

Note 2—Net income as adjusted represents net income excluding any gains or losses on derivatives, adjusted for any cash settlements received (paid) and adjusted for related minority interest and income taxes. The Company believes "net income as adjusted" provides a useful measure which excludes the impact of mark-to-market accounting.

PENN VIRGINIA CORPORATION
CONVERSION TO NON-GAAP EQUITY METHOD - unaudited
(in thousands)

Reconciliation of GAAP “Income Statements As Reported” to Non-GAAP “Income Statements As Adjusted” (see Note 1 below):
	Three Months Ended September 30, 2007			Three Months Ended September 30, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$65,310	$—	$65,310	$50,540	$—	$50,540
Oil and condensate	7,589	—	7,589	5,964	—	5,964
Natural gas midstream	100,370	(100,370)	—	100,809	(100,809)	—
Coal royalties	24,426	(24,426)	—	26,612	(26,612)	—
Gain on the sale of properties	12,312	—	12,312	—	—	—
Other	5,751	(5,408)	343	4,468	(4,073)	395

Total revenues	215,758	(130,204)	85,554	188,393	(131,494)	56,899

Expenses
Cost of midstream gas purchased	76,192	(76,192)	—	80,272	(80,272)	—
Operating	17,602	(5,224)	12,378	14,259	(6,378)	7,881
Exploration	12,873	—	12,873	12,660	—	12,660
Taxes other than income	5,156	(666)	4,490	2,322	(483)	1,839
General and administrative	16,439	(5,980)	10,459	10,900	(4,599)	6,301
Impairment of oil and gas properties	2,405	—	2,405	—	—	—
Depreciation, depletion and amortization	33,207	(10,645)	22,562	23,336	(9,864)	13,472

Total expenses	163,874	(98,707)	65,167	143,749	(101,596)	42,153

Operating income	51,884	(31,497)	20,387	44,644	(29,898)	14,746

Other income (expense)
Interest expense	(10,843)	4,678	(6,165)	(7,108)	5,276	(1,832)
Derivatives	(4,455)	10,730	6,275	17,940	(6,386)	11,554
Equity earnings in PVG and PVR	—	7,380	7,380	—	12,800	12,800
Other	576	(426)	150	379	(331)	48

Income before minority interest and income taxes	37,162	(9,135)	28,027	55,855	(18,539)	37,316
Minority interest	9,135	(9,135)	—	18,539	(18,539)	—
Income tax expense	10,913	—	10,913	14,435	—	14,435

Net income	$17,114	$—	$17,114	$22,881	$—	$22,881

	Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$193,961	$—	$193,961	$160,384	$—	$160,384
Oil and condensate	18,443	—	18,443	16,378	—	16,378
Natural gas midstream	310,095	(310,095)	—	305,340	(305,340)	—
Coal royalties	73,455	(73,455)	—	73,288	(73,288)	—
Gain on the sale of properties	12,436	—	12,436	—	—	—
Other	16,036	(14,998)	1,038	13,060	(11,493)	1,567

Total revenues	624,426	(398,548)	225,878	568,450	(390,121)	178,329

Expenses
Cost of midstream gas purchased	251,000	(251,000)	—	254,615	(254,615)	—
Operating	47,557	(16,235)	31,322	33,440	(13,950)	19,490
Exploration	23,610	—	23,610	26,061	—	26,061
Taxes other than income	15,995	(2,116)	13,879	11,217	(1,619)	9,598
General and administrative	46,539	(18,686)	27,853	33,287	(15,003)	18,284
Impairment of oil and gas properties	2,405	—	2,405	—	—	—
Depreciation, depletion and amortization	89,823	(30,600)	59,223	66,581	(27,501)	39,080

Total expenses	476,929	(318,637)	158,292	425,201	(312,688)	112,513

Operating income	147,497	(79,911)	67,586	143,249	(77,433)	65,816

Other income (expense)
Interest expense	(25,878)	11,842	(14,036)	(17,292)	13,759	(3,533)
Derivatives	(22,068)	20,927	(1,141)	11,403	11,676	23,079
Equity earnings in PVG and PVR	—	20,728	20,728	—	21,713	21,713
Other	2,536	(1,245)	1,291	1,138	(902)	236

Income before minority interest and income taxes	102,087	(27,659)	74,428	138,498	(31,187)	107,311
Minority interest	27,659	(27,659)	—	31,187	(31,187)	—
Income tax expense	29,033	—	29,033	42,105	—	42,105

Net income	$45,395	$—	$45,395	$65,206	$—	$65,206

Note 1 – Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, plus minority interest which represents the portion of PVG’s consolidated results of operations that PVA does not own. The Company believes equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on the Company’s operations.

PENN VIRGINIA CORPORATION
CONVERSION TO NON-GAAP EQUITY METHOD - (continued)
(in thousands)

Reconciliation of GAAP “Balance Sheet As Reported” to Non-GAAP “Balance Sheet As Adjusted” (see Note 2 below):

	September 30, 2007 (unaudited)			December 31, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Assets					(unaudited )	(unaudited )
Current assets	$181,351	$(85,029)	$96,322	$192,383	$(83,710)	$108,673
Net property and equipment	1,775,083	(690,811)	1,084,272	1,358,383	(556,513)	801,870
Equity investment in PVG and PVR	—	207,427	207,427	—	(35,914)	(35,914)
Other assets	90,122	(83,666)	6,456	82,383	(76,046)	6,337

Total assets	$2,046,556	$(652,079)	$1,394,477	$1,633,149	$(752,183)	$880,966

Liabilities and Shareholders’ Equity
Current liabilities	$186,216	$(99,953)	$86,263	$172,690	$(90,048)	$82,642
Long-term debt	414,500	—	414,500	221,000	—	221,000
Long-term debt of Penn Virginia Resource Partners, L.P.	351,618	(351,618)	—	207,214	(207,214)	—
Other liabilities and deferred taxes	231,332	(10,688)	220,644	211,448	(16,549)	194,899
Minority interest	189,820	(189,820)	—	438,372	(438,372)	—
Shareholders’ equity	673,070	—	673,070	382,425	—	382,425

Total liabilities and shareholders’ equity	$2,046,556	$(652,079)	$1,394,477	$1,633,149	$(752,183)	$880,966

Reconciliation of GAAP “Statement of Cash Flows As Reported” to Non-GAAP “Statement of Cash Flows As Adjusted” (see Note 3 below):

	Three Months Ended September 30, 2007 (unaudited)			Three Months Ended September 30, 2006 (unaudited)
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Operating Activities
Net income	$17,114	$—	$17,114	$22,881	$—	$22,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	33,207	(10,645)	22,562	23,336	(9,864)	13,472
Commodity derivative contracts:
Total derivative losses (gains)	6,053	(12,034)	(5,981)	(17,675)	5,561	(12,114)
Cash receipts (payments) to settle derivatives for period	586	4,702	5,288	(4,216)	7,344	3,128
Minority interest	9,135	(9,135)	—	18,539	(18,539)	—
Investment in PVG and PVR	—	(7,380)	(7,380)	—	(12,800)	(12,800)
Gain on sale of properties	(12,312)	—	(12,312)	—	—	—
Impairment of oil and gas properties	2,405	—	2,405	—	—	—
Cash distributions from PVG and PVR	—	9,142	9,142	—	5,685	5,685
Other	22,732	89	22,821	23,734	(195)	23,539

Operating cash flow	78,920	(25,261)	53,659	66,599	(22,808)	43,791
Changes in operating assets and liabilities	(2,736)	5,366	2,630	(19,437)	6,462	(12,975)

Net cash provided by operating activities	76,184	(19,895)	56,289	47,162	(16,346)	30,816

Investing Activities
Other	29,142	—	29,142	30	(30)	—
Acquisitions	(162,794)	93,423	(69,371)	(6,816)	199	(6,617)
Additions to property and equipment	(109,685)	10,781	(98,904)	(76,700)	11,572	(65,128)

Net cash used in investing activities	(243,337)	104,204	(139,133)	(83,486)	11,741	(71,745)

Financing Activities
Dividends paid	(2,130)	—	(2,130)	(2,101)	—	(2,101)
Distributions paid to minority interest holders	(12,937)	12,937	—	(9,827)	9,827	—
Net proceeds from (repayments of) PVA borrowings	86,000	—	86,000	35,000	—	35,000
Net proceeds from (repayments of) PVR borrowings	89,000	(89,000)	—	10,000	(10,000)	—
Other	(188)	—	(188)	1,833	—	1,833

Net cash provided by financing activities	159,745	(76,063)	83,682	34,905	(173)	34,732

Net increase (decrease) in cash and cash equivalents	(7,408)	8,246	838	(1,419)	(4,778)	(6,197)
Cash and cash equivalents-beginning balance	22,212	(22,212)	—	13,806	(7,468)	6,338

Cash and cash equivalents-ending balance	$14,804	$(13,966)	$838	$12,387	$(12,246)	$141

	Nine Months Ended September 30, 2007 (unaudited)			Nine Months Ended September 30, 2006 (unaudited)
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Operating Activities
Net income	$45,395	$—	$45,395	$65,206	$—	$65,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	89,823	(30,600)	59,223	66,581	(27,501)	39,080
Commodity derivative contracts:
Total derivative losses (gains)	25,569	(24,359)	1,210	(10,042)	(12,951)	(22,993)
Cash receipts (payments) to settle derivatives for period	2,281	8,963	11,244	(10,433)	15,405	4,972
Minority interest	27,659	(27,659)	—	31,187	(31,187)	—
Investment in PVG and PVR	—	(20,728)	(20,728)	—	(21,713)	(21,713)
Gain on sale of properties	(12,436)	—	(12,436)	—	—	—
Impairment of oil and gas properties	2,405	—	2,405	—	—	—
Cash distributions from PVG and PVR	—	20,051	20,051	—	16,291	16,291
Other	45,527	837	46,364	55,479	(3,332)	52,147

Operating cash flow	226,223	(73,495)	152,728	197,978	(64,988)	132,990
Changes in operating assets and liabilities	(17,242)	8,338	(8,904)	(917)	10,803	9,886

Net cash provided by operating activities	208,981	(65,157)	143,824	197,061	(54,185)	142,876

Investing Activities
Other	29,385	(197)	29,188	2,505	(33)	2,472
Acquisitions	(239,018)	145,879	(93,139)	(171,479)	81,586	(89,893)
Additions to property and equipment	(308,987)	29,655	(279,332)	(182,239)	26,893	(155,346)

Net cash used in investing activities	(518,620)	175,337	(343,283)	(351,213)	108,446	(242,767)

Financing Activities
Dividends paid	(6,370)	—	(6,370)	(6,298)	—	(6,298)
Distributions paid to minority interest holders	(36,402)	36,402	—	(28,144)	28,144	—
Proceeds from issuance of partners’ capital by PVG	860	(860)	—	—	—	—
Net proceeds from (repayments of) PVA borrowings	193,500	—	193,500	101,000	—	101,000
Net proceeds from (repayments of) PVR borrowings	146,000	(146,000)	—	71,500	(71,500)	—
Other	6,516	—	6,516	2,567	—	2,567

Net cash provided by financing activities	304,104	(110,458)	193,646	140,625	(43,356)	97,269

Net decrease in cash and cash equivalents	(5,535)	(278)	(5,813)	(13,527)	10,905	(2,622)
Cash and cash equivalents-beginning balance	20,338	(13,687)	6,651	25,913	(23,150)	2,763

Cash and cash equivalents-ending balance	$14,803	$(13,965)	$838	$12,386	$(12,245)	$141

Note 2 – Equity method balance sheets represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheets, excluding minority interest which represents the portion of PVG’s consolidated balance sheet that PVA does not own and including other adjustments to eliminate inter-company transactions. The Company believes equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on the Company’s assets, liabilities and shareholders’ equity.

Note 3 – Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding minority interest which represents the portion of PVG’s consolidated results of operations that PVA does not own and including other adjustments to eliminate inter-company transactions. The Company believes equity method statements of cash flows provide useful information to allow the public to more easily discern PVG’s effect on the Company’s cash flows.

PENN VIRGINIA CORPORATION
GUIDANCE TABLE
(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2007.

	Actual				Guidance
	First Quarter	Second Quarter	Third Quarter	YTD	Full Year
	2007	2007	2007	2007	2007
Oil & Gas Segment:
Production:
Natural gas (Bcf)—See Note a	8.1	9.4	10.4	27.9	38.4	—	39.3
Crude oil and condensate (MBbls)—See Note b	107	113	116	336	350.0	—	360.0
Equivalent production (Bcfe)	8.7	10.1	11.1	29.9	40.5	—	41.5
Equivalent daily production (MMcfed)	97.0	110.7	120.7	109.5	111.0	—	113.7

Expenses:
Cash operating expenses	$16.5	18.2	20.8	55.5	76.5	—	78.5
Exploration	$6.1	4.6	12.9	23.6	30.0	—	31.0
Impairment of oil and gas properties	$—	—	2.4	2.4	2.4	—	3.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.04	1.85	2.00	1.96	1.95	—	2.05
Capital Expenditures:
Development drilling	$69.4	77.9	83.1	230.4	291.0	—	298.0
Exploratory drilling	$19.2	8.5	7.0	34.7	37.0	—	40.0
Pipeline, gathering, facilities	$4.9	5.3	4.4	14.6	18.0	—	20.0
Seismic	$0.9	0.7	0.6	2.2	3.0	—	4.0
Lease acquisition, field projects and other	$0.8	12.1	17.8	30.7	67.0	—	68.0
Proved property acquisitions	$1.4	7.1	54.3	62.8	70.0	—	70.0
Total segment capital expenditures	$96.6	111.6	167.2	375.4	486.0	—	500.0

Coal and Natural Resource Segment (PVR):
Coal royalty tons (millions)	8.3	8.1	8.8	25.2	32.0	—	33.0

Revenues:
Average royalty per ton	$3.02	2.98	2.76	2.92	2.80	—	2.90
Other	$3.5	4.4	4.0	11.9	17.5	—	18.5

Expenses:
Cash operating expenses	$5.1	5.5	4.9	15.5	19.5	—	20.5
Depreciation, depletion and amortization	$5.5	5.3	5.8	16.6	23.0	—	24.0

Capital Expenditures:
Expansion and acquisitions	$0.4	52.1	93.4	145.9	175.0	—	185.0
Maintenance capital expenditures	$0.1	—	—	0.1	0.5	—	0.7
Total segment capital expenditures	$0.5	52.1	93.4	146.0	175.5	—	185.7

Natural Gas Midstream Segment (PVR):
Throughput volumes (MMcf per day)—see Note c	177	187	194	186	185	—	190

Expenses:
Cash operating expenses	$6.9	6.3	6.7	20.0	27.0	—	28.0
Depreciation, depletion and amortization	$4.6	4.5	4.9	14.0	18.5	—	19.0

Capital Expenditures:
Expansion and acquisitions	$5.7	6.9	9.1	21.7	40.5	—	42.5
Maintenance capital expenditures	$1.9	2.7	2.8	7.4	9.5	—	10.5
Total segment capital expenditures	$7.6	9.6	11.9	29.1	50.0	—	53.0

Corporate and Other:
General and administrative expense—PVA—see Note d	$5.2	5.2	6.4	16.8	22.0	—	23.0
General and administrative expense—PVG—see Note d	$0.8	0.5	0.2	1.6	2.4	—	2.6

Interest expense:
PVA average long-term debt outstanding	$242.0	306.5	384.3	312.9	340.0	—	360.0
PVA interest rate	6.5%	6.6%	7.3%	6.8%	6.8%	—	7.2%
Percentage capitalized—see Note e	25%	17%	15%	18%	15%	—	25%
PVR average long-term debt outstanding	$221.8	241.6	295.7	253.8	300.0	—	310.0
PVR interest rate assumed	6.2%	5.9%	5.9%	6.0%	6.0%	—	6.2%
Minority interest in PVG & PVR	$9.3	9.2	9.1	27.7	see Note f
Income tax rate—see Note g	39%	39%	39%	39%
Other capital expenditures	$1.5	2.3	1.1	4.9	6.0	—	8.0

These estimates are meant to provide guidance only and are subject to change as PVA’s operating environment changes.

See Notes on following page.

PENN VIRGINIA CORPORATION
GUIDANCE TABLE
(Dollars in millions except where noted)

Notes to Guidance Table:

a The oil and gas segment’s natural gas derivative positions as of September 30, 2007, are summarized below:

	Average		Weighted Average Price

	Volume Per Day		Additional Put Option		Floor	Ceiling

Natural Gas Costless Collars	(in MMBtus	)	(per MMBtu)
Fourth quarter 2007	11,685				$8.28	$15.78
First quarter 2008	10,000				$9.00	$17.95
Second quarter 2008	10,000				$7.50	$9.10
Third quarter 2008	10,000				$7.50	$9.10
Fourth quarter 2008 (October only)	10,000				$7.50	$9.10

Natural Gas Three-way Collars	(in MMBtus	)	(per MMBtu)
Fourth quarter 2007	26,370		$ 5.25		$7.74	$11.14
First quarter 2008	22,500		$ 5.44		$8.00	$12.64
Second quarter 2008	22,500		$ 5.00		$7.11	$9.09
Third quarter 2008	22,500		$ 5.00		$7.11	$9.09
Fourth quarter 2008	22,500		$ 5.44		$7.70	$11.40
First quarter 2009	20,000		$ 5.75		$8.00	$12.80

Crude Oil Costless Collars	(in barrels	)	(per barrel)
Fourth quarter 2007	200				$60.00	$72.20

Crude Oil Swaps	(in barrels	)	(per barrel)
Fourth quarter 2007	300				$69.00

b The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any.
	Average Volume Per Day		Weighted Average Price		Weighted Average Price

					Collars

					Put	Call

Ethane Swaps	(in gallons	)	(per gallon	)
Fourth quarter 2007	34,440		$ 0.5050
First quarter 2008 through fourth quarter 2008	34,440		$ 0.4700

Propane Swaps	(in gallons	)	(per gallon	)
Fourth quarter 2007	26,040		$ 0.7550
First quarter 2008 through fourth quarter 2008	26,040		$ 0.7175

Crude Oil Swaps	(in barrels	)	(per barrel	)
Fourth quarter 2007	560		$ 50.80
First quarter 2008 through fourth quarter 2008	560		$ 49.27

Natural Gas Swaps	(in MMBtu	)	(per MMBtu	)
Fourth quarter 2007 through fourth quarter 2008	4,000		$ 6.97

Natural Gasoline Swap/Crude Oil Swap (purchase)	(in gallons /in barrels	)	(per gallon /per barrel	)
Fourth quarter 2007	23,520 / 560		1.265 / 57.12

Ethane Collar	(in gallons	)			(per gallon)
Fourth quarter 2007	5,000				$0.6100	$0.7125

Propane Collar	(in gallons	)			(per gallon)
Fourth quarter 2007	9,000				$1.0300	$1.1640

Natural Gasoline Collar	(in gallons	)			(per gallon)
Fourth quarter 2007 through fourth quarter 2008	6,300				$1.4800	$1.6465

Crude Oil Collar	(in barrels	)			(per barrel)
First quarter 2008 through fourth quarter 2008	400				$65.00	$75.25

Frac Spread	(in MMBtu	)	(per MMBtu	)
Fourth quarter 2007	7,128		$ 4.55
First quarter 2008 through fourth quarter 2008	4,193		$ 4.30
First quarter 2008 through fourth quarter 2008 - (h)	3,631		$ 5.85

c   Based on the derivative positions described above, management estimates that for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.00 per MMBtu budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income in 2007 would increase or decrease, respectively, by approximately $3 million for the last three months of the year. This assumes oil and other liquids prices and system throughput volumes remain constant at forecasted (guidance) levels. In addition, based on the derivative positions, management estimates that for every $5.00 per barrel increase or decrease in the oil prices from the $60.00 per barrel budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease, respectively, by approximately $1 million for the last three months of the year. This assumes natural gas prices and system throughput volumes remain constant at forecasted (guidance) levels.

d Year-to-date 2007 results and full-year 2007 guidance reflects increased incentive compensation costs in general and administrative expense.

e PVA capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f   PVA controls the general partner of PVA GP Holdings, L.P. (“PVG”) and owns an 82 percent limited partner interest in PVG. PVG’s operating results are included in PVA’s consolidated financial statements, and minority interest reflects the 18 percent of PVG owned by parties other than PVA.

g  Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of PVA’s income tax expense for the full year.

h  Entered into this leg of the frac spread in October 2007.